Exhibit 10.13

2024 Executive Leadership Team Management Incentive Plan

The 2024 Management Incentive Plan (the “Plan”) is effective January 1, 2024 (the "Effective Date") through December 31, 2024, for each Concentra colleague (“Participant”) employed by Concentra Inc., or any of its subsidiaries or affiliated PAs and PCs, (the "Company" or "Concentra"), who is notified by the Company of his or her eligibility for participation in the Plan.

I.	Incentive Potential

As a 2024 Plan Participant, your Incentive Potential is equal to 185% of your base salary.

II.	Plan Calculation

A.	Participants can earn an incentive payment if the Company achieves $378,000,000 or more in reported EBITDA for the 2024 calendar year. A Participant’s Incentive Potential percentage is multiplied by the EBITDA Multiplier associated with the level of Company EBITDA achieved, per the table below.

EBITDA	EBITDA Multiplier
Below $378,000,000	0%
$378,000,000	50%
$379,000,000	60%
$380,000,000	70%
$381,000,000	80%
$382,000,000	85%
$383,000,000	90%
$384,000,000	100%
$385,000,000	110%

B.	The Concentra EBITDA Multiplier will be increased pro rata for incremental EBITDA achieved between the levels stated above. For example, if the Company earns $379,500,000 in EBITDA for 2024, then the Participant would earn 65% of their Incentive Potential.

C.	If the Company achieves greater than $385,000,000 in EBITDA, additional discretionary amounts may be earned based on the participant’s overall contribution to the Company’s success as determined by leadership.

III.	Plan Eligibility

A.	To be eligible for the Plan, the Participant must have been in the role and employed with the Company prior to October 1, 2024.

B.	If the colleague becomes eligible to participate in the Plan after January 1, 2024, the incentive will be pro-rated accordingly.

Executive Leadership Management Incentive Plan

IV.	General Provisions

A.	Concentra may adjust any financial target contained in this Plan based on Concentra's assessment of unusual events, on the effects of any acquisition by Concentra, or on any other factor it deems inappropriately influenced Concentra's actual performance (whether positively or negatively). Concentra's determination of any such events under this Plan and Concentra's calculation of amounts due to Participants under this Plan are final. Notwithstanding anything to the contrary, if Concentra does not achieve its annual financial targets, Concentra may determine at its sole discretion whether payment will be made pursuant to this plan.

B.	All payments under the Plan: (i) are subject in all respects to a Participant's compliance, as applicable, with the terms and provisions of his or her Employment Agreement (if applicable) and with Concentra's rules, regulations, policies, and procedures in effect from time to time, and (ii) will be earned and payable only if Participant works full-time, or 32 hours or more per week, is in good standing and employed by Concentra on the date which the incentive is paid (iii) will be made in compliance with Federal, State, and Local laws as well as Company policy (iv) except where prohibited by law, the Participant must be an active colleague on the day payment is made in order to receive payment under the Plan. It is the clear and expressed intention and policy of the Company that, payments of incentive compensation are in the nature of retention compensation, and not compensation for past performance or past services.

C.	For all purposes and periods after January 1, 2024, this Plan supersedes all previous bonus, incentive, and commission compensation plans and arrangements for Participants.

D.	This Plan may be terminated or modified in whole or in part at any time by the Company without prior notice to or approval by Participant. This Plan will automatically terminate at the time Participant ceases to be employed by Concentra.

E.	Anything herein to the contrary notwithstanding, this Plan and the undersigned's participation in this Plan shall be effective ONLY upon execution and delivery hereof by the undersigned Participant and Concentra officer whose name is set forth on the signature page hereof.